EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

United Health Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(c) and 457(h)	250,000	$0.2525	$63,125	$0.00011020	$6.96
Total Offering Amounts					$63,125		$6.96
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fees Due							$6.96

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(1)

Represents shares of United Health Products, Inc.’s (the “Company”) common stock, par value $0.001 per share (the “Common Stock”), which have been issued to certain individuals who have provided the Company with services in the capacity as independent contractors (the “Selling Stockholders”) pursuant to the terms of each Selling Stockholder’s respective agreement with the Company (collectively, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of the Company’s Common Stock that becomes issuable under the Plans by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, using the average of the high ($0.27) and low ($0.235) sales price as reported on the OTCPK marketplace on October 14, 2022.